Exhibit 5.1

June 5, 2023

Aytu Biopharma, Inc.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Aytu Biopharma, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to 4,938,271 shares (the “Offered Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), together with Tranche A warrants to purchase up to 4,938,271 shares of Common Stock (the “Tranche A Warrants,”) and Tranche B warrants to purchase up to 4,938,271 shares of Common Stock (the “Tranche B Warrants”, and together with the Tranche A Warrants, the “Common Warrants”) or up to 4,938,271 pre-funded warrants (the “Pre-Funded Warrants” in lieu of an Offered to purchase up to 4,938,271 shares of Common Stock, together with the accompanying Common Warrants (and each share of Common Stock underlying a Pre-Funded Warrant or Common Warrant, a “Warrant Share”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.     The Shares, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.     The Pre-Funded Warrants, when duly executed by the Company and duly delivered to the purchasers thereof against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.     The Common Warrants, when duly executed by the Company and duly delivered to the purchasers thereof against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.     The Warrant Shares have been duly authorized and if, as, and when the Warrant Shares are issued and delivered by the Company upon exercise of the Common Warrants and Pre-Funded Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and non-assessable.

(a)       Our opinion set forth in paragraphs 2 and 3 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)       Our opinion set forth in paragraphs 2 and 3 above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)       Our opinion set forth in paragraphs 2 and 3 above is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)       We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)       We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

AWE/NST